UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 16, 2014

ATHLON ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36026	46-2549833
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

420 Throckmorton Street, Suite 1200, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (817) 984-8200

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Underwriting Agreement

On April 16, 2014, Athlon Energy Inc. (“Athlon”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc. and Goldman, Sachs & Co., as the representatives of the several underwriters named therein (the “Underwriters”).  The Underwriting Agreement relates to a public offering by Athlon of 12,875,000 shares of Athlon’s common stock at a public offering price of $40.00 per share (less the underwriting discount) (the “Firm Shares Offering”).  Pursuant to the Underwriting Agreement, Athlon granted the Underwriters a 30-day option to purchase up to 1,931,250 additional shares of Athlon’s common stock at the public offering price (less the underwriting discount) (the “Optional Shares Offering” and, together with the Firm Shares Offering, the “Offering”).  The Offering is expected to close on April 23, 2014.  The Underwriting Agreement contains customary representations, warranties and agreements of Athlon and other customary obligations of the parties and termination provisions.  The Underwriting Agreement also provides for the indemnification by Athlon of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

The Offering was made pursuant to a registration statement on Form S-1, initially filed with the Securities and Exchange Commission (the “SEC”) on April 9, 2014 (File No. 333-195139), as amended, and a registration statement on Form S-1MEF (File No. 333-195330), which was filed with the SEC and became immediately effective on April 16, 2014 pursuant to Rule 462(b) under the Securities Act.

Certain of the Underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking, and investment banking services for Athlon and its affiliates in the ordinary course of business for which they have received and would receive customary compensation.

The preceding summary of the Underwriting Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 1.1 hereto and incorporated herein by reference.

Purchase Agreement

On April 16, 2014, Athlon Holdings LP (“Holdings”) and Athlon Finance Corp. (“Finance Corp.” and, together with Holdings, the “Issuers”), as issuers, and Athlon, as guarantor (in such capacity, the “Guarantor”), entered into a purchase agreement (the “Purchase Agreement”) with Citigroup Global Markets Inc., as representative of the initial purchasers named therein (collectively, the “Initial Purchasers”), to sell $650 million aggregate principal amount of the Issuers’ 6.000% Senior Notes due 2022 (the “Notes”) in accordance with a private placement (the “Notes Offering”).  The Notes Offering is expected to close on May 1, 2014.  The Purchase Agreement contains customary representations, warranties, and agreements of the Issuers and the Guarantor (collectively, the “Company Parties”), and other customary obligations of the parties and termination provisions.  The Purchase Agreement also provides for the indemnification by the Company Parties of the Initial Purchasers against certain liabilities, including liabilities under the Securities Act.

The Notes will be offered and sold to the Initial Purchasers in a private placement exempt from the registration requirements of the Securities Act.  The Notes will be resold by the Initial Purchasers to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.

Certain of the Initial Purchasers and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking, and investment banking services for Athlon and its affiliates in the ordinary course of business for which they have received and would receive customary compensation.

The preceding summary of the Purchase Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 1.2 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)         Exhibits.

1.1                               Underwriting Agreement, dated April 16, 2014, by and among Athlon Energy Inc. and Citigroup Global Markets Inc. and Goldman, Sachs & Co., as the representatives of the several underwriters.

1.2                               Purchase Agreement, dated April 16, 2014, by and among Athlon Holdings LP, Athlon Finance Corp., the Guarantor party thereto, and Citigroup Global Markets Inc., as representative of the Initial Purchasers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATHLON ENERGY INC.

Date: April 21, 2014	By:	/s/ William B. D. Butler
William B. D. Butler
Vice President—Chief Financial Officer and
Principal Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated April 16, 2014, by and among Athlon Energy Inc. and Citigroup Global Markets Inc. and Goldman, Sachs & Co., as the representatives of the several underwriters.
1.2

Purchase Agreement, dated April 16, 2014, by and among Athlon Holdings LP, Athlon Finance Corp., the Guarantor party thereto, and Citigroup Global Markets Inc., as representative of the Initial Purchasers.